Exhibit 99.1

December 6, 2024

Greg Bielli

Chief Executive Officer and President

Tejon Ranch Co.

4436 Lebec Road

Tejon Ranch, CA 93243

Dear Greg,

For over 34 years, it has been a great experience to work at Tejon Ranch. It has been a wonderful opportunity to learn and be a part of a team setting the foundation for the company to continue to grow. I have enjoyed working with you, prior CEOs, and all of our team over these years.

It has been a very tough decision that my family and I have made that I will be retiring effective March 1, 2025.

I will miss working with the team but in life there is a season for everything and now it is time for me to move forward and discover new opportunities.

I want to thank the Board of Directors and you for the opportunity I have had these last several years and I wish everyone continued success.

Sincerely,

/s/Allen E. Lyda

Allen E. Lyda